UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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pSivida Corp.

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400 Pleasant Street

Watertown, MA 02472

United States

October         , 2010

Dear Fellow Stockholders,

It is my pleasure to invite you to this year’s Annual Meeting, which will be held on December 9, 2010 at 9:00 a.m. (US EST), at the Waltham Westin Hotel, Cambridge Room, 70 Third Avenue, Waltham, Massachusetts 02451.

The proxy statement accompanying this letter describes the business that we will consider at the meeting and provides voting instructions. Your vote is important.

We hope that you are able to attend this year’s Annual Meeting.

Yours Sincerely,

Dr. David J. Mazzo	Dr. Paul Ashton
Chairman	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

December 9, 2010

Date:	Thursday, December 9, 2010 (Waltham, Massachusetts)

Time:	9:00 a.m. (US EST)

Place:	Waltham Westin Hotel, Cambridge Room, 70 Third Avenue, Waltham, Massachusetts 02451

Purpose of the Meeting

The purpose of the meeting is to consider the following:

•	election of five directors

•	approval of stock option grants to the chief executive officer

•	approval of stock option grants to non-executive directors

•	ratification of appointment of the independent registered public accounting firm

•	any other business properly brought before the meeting

Who May Vote at the Meeting

Stockholders of record at the close of business on October 20, 2010 (US EDT) are entitled to notice of, and to vote at, the 2010 Annual Meeting and any adjournments. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting and at our executive offices during normal business hours from November 29, 2010 to the date of the 2010 Annual Meeting.

Holders of record of CHESS Depositary Interests at the close of business on October 20, 2010 (US EDT) also are entitled to notice of the 2010 Annual Meeting and any adjournments. Such holders may instruct CHESS Depositary Nominees Pty Limited, the record holder of the common stock underlying the CHESS Depositary Interests, to vote on their behalf in accordance with the voting procedures set forth in the proxy statement.

By Order of the Board of Directors

Lori Freedman

Secretary

October         , 2010

Watertown, Massachusetts

PROXY STATEMENT

The Board of Directors of pSivida Corp. is soliciting your proxy for the 2010 Annual Meeting.

The record date for the Annual Meeting is October 20, 2010 (US). Each stockholder of record at the close of business on the record date is entitled to notice of, and to vote at, the Annual Meeting and any adjournments. Each of the [18,531,392] shares of common stock outstanding on the record date (including shares represented by CHESS Depositary Interests (CDIs)) is entitled to one vote. A majority of the shares of common stock outstanding are required for a quorum.

Each CDI holder of record at the close of business on the record date also is entitled to notice of the Annual Meeting and any adjournments, and may instruct CHESS Depositary Nominees Pty Limited (CDN), the record holder of the common stock underlying our CDIs, to vote on their behalf by following the instructions set forth below. Each CDI represents one share of our common stock.

This proxy statement and the accompanying proxy card were first mailed to stockholders on or about the date of the notice of meeting. Throughout this proxy statement, references to “US$” and “$” are to U.S. dollars, references to “A$” are to Australian dollars and references to “we”, “pSivida” and the “Company” refer to pSivida Corp. and, prior to June 2008, its predecessor, pSivida Limited.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 9, 2010: This proxy statement and the Annual Report for our fiscal year ended June 30, 2010 are available on the following websites: www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

VOTING INSTRUCTIONS

Voting Process for Stockholders

Stockholders may vote their shares by proxy in any of the following three ways:

•	By Mail: You may vote by signing and returning the enclosed proxy card.

•

By Internet: You may vote by Internet 24 hours a day through 1:00 a.m., December 9, 2010 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

•

By Telephone: You may vote by telephone 24 hours a day through 1:00 a.m., December 9, 2010 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

If you vote by proxy, you may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later voting by Internet or telephone, by delivering a written revocation to the Company Secretary or by attending the Annual Meeting, requesting a return of the proxy and voting in person.

Although we encourage stockholders to vote by mail, Internet or telephone, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting.

Voting Process for CDI Holders

Computershare, on behalf of CDN, will mail CDI holders a CDI Voting Instruction Form along with this proxy statement and the other proxy solicitation materials. By completing, signing and returning the CDI Voting Instruction Form, CDI holders may instruct CDN to vote on their behalf in accordance with their written directions.

Computershare has agreed to collect and process voting instructions from CDI holders. Computershare must receive your CDI Voting Instruction Form, completed and returned in accordance with the instructions provided on the form, by 1:00 p.m. December 7, 2010 (AWST).

If a CDI holder completes and returns a CDI Voting Instruction Form, such CDI holder may revoke those directions by delivering to Computershare, no later than 1:00 p.m. December 7, 2010 (AWST), a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2011 Annual Meeting and his successor is duly elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Each nominee is a current director elected by our stockholders. We do not anticipate that any nominee will become unavailable to serve.

The Board recommends that you vote FOR the election of each of the nominees as directors.

David J. Mazzo, 53

Director since 2005, Chairman of the Board and Chairman of the Compensation Committee

Dr. Mazzo is President and Chief Executive Officer, and a director, of Regado Biosciences, Inc., a therapeutic:antidote drug systems discovery and development company, a position that he has held since August 2008. From April 2007 to April 2008, Dr. Mazzo served as the President and Chief Executive Officer, and as a director, of AEterna Zentaris, Inc., a biopharmaceutical company. From April 2003 to March 2007, Dr. Mazzo served as President and Chief Executive Officer, and a director of Chugai Pharma USA, the U.S. affiliate of Chugai, a Japanese pharmaceutical company and a member of the Roche Group. Dr. Mazzo previously held management positions in several international pharmaceutical companies, including serving as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. Dr. Mazzo is also a director of AVANIR Pharmaceuticals. Dr. Mazzo’s extensive experience as an executive officer and director in the life sciences industry, his understanding of the strategic and regulatory environment in which pSivida conducts its business, his lengthy track record in global product development, his PhD in analytical chemistry and his broad scientific and managerial background provide him expertise in the oversight of companies in this sector and the ability to guide such companies through varying operating climates.

Paul Ashton, 49

Director since 2005, President & Chief Executive Officer

Dr. Ashton was named our President and Chief Executive Officer in January 2009 and previously served as our Managing Director from January 2007 to January 2009 and our Executive Director of Strategy from December 2005 to January 2007. From 1996 until its acquisition by pSivida in December 2005, Dr. Ashton was the President and Chief Executive Officer of Control Delivery Systems, Inc. (CDS), a drug delivery company that he co-founded in 1991 and that developed our Durasert™ technology system. Dr. Ashton previously was a joint faculty member in the Departments of Ophthalmology and Surgery at the University of Kentucky, served on the faculty of Tufts University and worked as a pharmaceutical scientist at Hoffman-La-Roche. Dr. Ashton’s long history of leadership and strategic oversight of pSivida and CDS, his role in developing and extensive knowledge of our core technology platforms, products and product candidates, his scientific expertise including his PhD in pharmacology and strong knowledge of research and development uniquely position him to lead pSivida in the execution of its long-term strategy.

Paul A. Hopper, 54

Director since 2008, Chairman of the Governance and Nominating Committee and member of the Audit and Compliance Committee and the Strategy Committee

Mr. Hopper has served as managing director of Cappello Group, Inc., an investment bank, since November 2005. From August 2007 to March 2008, Mr. Hopper served as Executive Chairman of Cell Aquaculture Limited, an aquaculture company, and from July 2005 to July 2007, as Executive Chairman of Bone Medical Limited, a drug delivery company. From September 2003 to February 2005, Mr. Hopper served as Managing Director of Australian Cancer Technology Limited, an oncology biotechnology company. Mr. Hopper is also a director of

Somnomed Limited, Viralytics Limited and Fibrocell Science Inc. Mr. Hopper’s over 20 years of experience in international public company markets with sector experience including biotechnology, financial services, nutraceuticals, specialty retail, mining, telecommunications, medical & healthcare services and e-commerce, and his focus on start-up and rapid growth companies, both in the U.S. and abroad, provide him with a global perspective on capital markets and financing, and his experience as a director of public companies gives him broad knowledge with respect to corporate governance issues.

Michael Rogers, 50

Director since 2005, Chairman of the Audit and Compliance Committee and member of the Compensation Committee and the Governance and Nominating Committee

Since June 2009, Mr. Rogers has served as Executive Vice President and Chief Financial Officer of BG Medicine, Inc., a life sciences company focused on the development and commercialization of novel diagnostic tests. Mr. Rogers was Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company from February 1999 until April 2009. Mr. Rogers was previously Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc. Mr. Rogers’ significant experience as CFO of several companies and in investment banking have provided him with expertise in strategic transactions, corporate operations, financial management, taxes, accounting, controls, finance and financial reporting in the life sciences industry as well as valuable insight into strategy of pSivida.

Peter G. Savas, 62

Director since 2008, member of the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee and Chairman of the Strategy Committee

Mr. Savas is Chairman and Chief Executive Officer of Alseres Pharmaceuticals, Inc., a company engaged in the development of therapeutic and diagnostic products primarily for nervous system disorders, a position that he has held since September 2004. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a biopharmaceuticals company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and as Chief Executive Officer from 1995 to 2000. Mr. Savas is a Director of Regenesis Biosciences and the Managing Partner of Tughill Partners, a life sciences consulting firm. Mr. Savas’ significant experience leading life sciences companies brings valuable insight to the strategy, operations and management of pSvida.

BOARD OF DIRECTORS

Board Committees

The Board has three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Each standing committee is comprised entirely of independent directors, and each standing committee has a written charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Principles and the committee charters, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for appointing the independent registered public accounting firm and for assisting the Board in oversight of the Company’s financial reporting, audit and legal and regulatory compliance processes. More specifically, the Audit and Compliance Committee’s responsibilities include:

•

appointing, overseeing and, if necessary replacing the independent registered public accounting firm, including evaluating the effectiveness and independence of the firm at least annually, approving or pre-approving all audit and non-audit services provided by the firm and establishing hiring policies for employees or former employees of the firm, and also including resolving any disagreements between management and the firm regarding financial reporting;

•	reviewing with the independent registered public accounting firm the scope of, plans for and any difficulties with audits, and the adequacy of staffing and compensation;

•	reviewing with the independent registered public accounting firm any matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61;

•

reviewing with management and the independent registered public accounting firm the Company’s internal controls, financial and critical accounting policies (including effects of alternate GAAP methods and off-balance sheet structures), risk assessment and management policies and regulatory and accounting initiatives;

•

reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and financial disclosure, and preparing the Audit and Compliance Committee report for inclusion in the Company’s annual proxy statement;

•	reviewing, or establishing standards for, the substance and presentation of information included in earnings press releases and other earnings guidance;

•	reviewing material pending legal proceedings and other contingent liabilities;

•	implementing an appropriate control process for reviewing and approving the Company’s internal transactions and accounting;

•

establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees, regarding accounting, internal accounting controls or auditing matters;

•

receiving from management a report of any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls, and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

•	presenting to the Board annually an evaluation of the Audit and Compliance Committee’s performance and charter; and

•	performing such other activities as the Board or the Audit and Compliance Committee deem appropriate.

The members of the Audit and Compliance Committee are currently Mr. Rogers (chair), Mr. Hopper and Mr. Savas, each of whom was a member of the Audit and Compliance Committee for the entirety of fiscal 2010.

The Board has determined that all current and fiscal year 2010 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in the rules of the Securities and Exchange Commission (SEC), The NASDAQ Stock Exchange (NASDAQ) and the Australian Securities Exchange (ASX). The Board also has determined that Mr. Rogers, Mr. Hopper and Mr. Savas are audit committee financial experts.

The Audit and Compliance Committee met four times during the fiscal year ended June 30, 2010.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to executive compensation and overseeing our compensation and employee benefits plans and practices. More specifically, the Compensation Committee’s responsibilities include:

•	developing and periodically reviewing compensation policies and practices applicable to executive officers;

•	determining and approving the compensation of the CEO and other executive officers;

•

supervising, administering and evaluating incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards;

•

reviewing and approving, subject to stockholder approval as required by any applicable law, regulation or NASDAQ rule, the creation or amendment of any incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate (other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to the Company or are to conform such plans to applicable laws or regulations) and all related policies and programs;

•

reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers and other employees of the Company;

•

making individual determinations and granting any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

•	annually evaluating the performance of the Compensation Committee;

•	annually reviewing and reassessing the charter of the Compensation Committee and, if appropriate, recommending changes to the Board;

•	annually evaluating the adequacy of directors’ compensation and the composition of such compensation;

•

reviewing the Compensation Discussion & Analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K and issuing a Committee report thereon as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC;

•

reviewing significant risks or exposures facing the Company and discussing the relationship, if any, between these risks and the Company’s compensation policies and practices, as well as appropriate means through compensation policy to mitigate these risks; and

•	performing such other duties and responsibilities as may be assigned to the Compensation Committee by the Board or as designated in plan documents.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers and Mr. Savas, each of whom was a member of the Compensation Committee for the entirety of fiscal 2010.

The Compensation Committee met five times during the fiscal year ended June 30, 2010.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to serve as directors, advising the Board with respect to the Board composition and procedures, overseeing the evaluation of the Board and overseeing our corporate governance.

The members of the Governance and Nominating Committee are Mr. Hopper (chair), Mr. Rogers and Mr. Savas, each of whom was a member of the Governance and Nominating Committee for the entirety of fiscal 2010.

The Governance and Nominating Committee met four times during the fiscal year ended June 30, 2010.

Attendance at Board and Committee Meetings

The Board of Directors met 5 times during the fiscal year ended June 30, 2010. Each of the directors standing for election, other than Mr. Hopper, attended at least 75% of the meetings of the Board and the committees on which he served. Mr. Hopper attended 62% of the meetings of the Board and the committees on which he served. All directors also attended our 2009 Annual Meeting, in accordance with our policy that encourages each director to attend Annual Meetings.

CORPORATE GOVERNANCE

Director Independence

The Board, based on the recommendation of the Governance and Nominating Committee, has determined that Dr. Mazzo, Mr. Hopper, Mr. Rogers and Mr. Savas are independent under applicable standards of NASDAQ and ASX. Our other director, Dr. Ashton, serves as our President and Chief Executive Officer.

Board Leadership Structure

The Board has chosen to separate the roles of Chairman and Chief Executive Officer and believes that such a separation of roles is in the best interests of the Company and its stockholders. Dr. Mazzo’s extensive qualifications to serve as a director and the perspective that he brings to the Company as an independent director result in effective leadership for the Board and support for our executive team. Dr. Ashton’s long history with the Company and familiarity with its products and product candidates make him best positioned to lead us in the execution of our strategy and in the daily management of our business.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibiliy for the systems established to report and monitor the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure. The Board reviews strategic and financial risks and exposures associated with the Company’s long-term strategy, development and commercialization of products and product candidates and other matters that may present material risk to the Company’s operations, strategy and prospects. The Audit and Compliance Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure and internal controls over financial reporting. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Governance and Nominating Committee manages risks associated with corporate governance and Board composition and procedures.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions”. Under this policy, the Audit and Compliance Committee, or, in time sensitive instances, the chair of the Audit and Compliance Committee, has responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of pSivida and its stockholders.

Pfizer

We have an exclusive, worldwide collaborative research and license agreement with Pfizer, a 10% stockholder, entered into in 2007, under which we received $2 million in research funding in fiscal year 2010, and are entitled to potential future funding, milestones and royalty payments.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

Name(s) of Director(s), Group of Directors or Board of Directors

c/o Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

The Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our corporate governance principles and criteria approved by the Board from time to time. We do not have a formal policy with respect to diversity, although we seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background, expertise, gender, race and ethnicity. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Audit and Compliance Committee Report

The Audit and Compliance Committee has reviewed the audited financial statements for our fiscal year ended June 30, 2010 and discussed these financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements. The Audit and Compliance Committee’s responsibilities include monitoring and reviewing these processes. The Audit and Compliance

Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

The Audit and Compliance Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit and Compliance Committee has discussed with the independent registered public accounting firm such firm’s independence, and has considered whether such firm’s provision of other, non-audit related services is compatible with maintaining such firm’s independence.

Based upon the foregoing review and discussions, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended June 30, 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC.

Submitted By

Audit and Compliance Committee

Michael Rogers

Paul A. Hopper

Peter G. Savas

Beneficial Ownership

The tables below set forth information regarding beneficial ownership of our shares of common stock as of October 1, 2010 by (1) any person or entity who, to our knowledge, beneficially owns 5% or more of our shares of common stock based on filings with the SEC and (2) our directors and named executive officers. Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 400 Pleasant Street, Watertown, MA 02472, United States, telephone +1 617-926-5000, facsimile +1 617-926-5050.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned
5% Beneficial Owner:
Pfizer, Inc. c/o Marc Keenan Treasurer’s Division 235 East 42nd Street New York, NY 10017 USA	1,862,093	10.05%
Midsummer Investment, Ltd. c/o Midsummer Capital, LLC 295 Madison Avenue, 38th Floor New York, NY 10017 USA	1,533,294	8.13%
ORBIS Investment Management (Australia) Pty Limited Level 2, Challis House 4-10 Martin Place Sydney, Australia NSW 2000	949,582	5.12%
RA Capital Management, LLC 20 Park Plaza, Suite 905 Boston, MA 02116	947,930	5.12%

Directors and Executives:
David J. Mazzo	184,250	*
Paul A. Hopper	70,000	*
Michael Rogers	148,750	*
Peter G. Savas	70,000	*
Paul Ashton(2)	695,022	3.70%
Lori Freedman	200,173	1.07%
Leonard S. Ross	40,000	*
All current directors and executive officers as a group (7 persons)	1,408,195	7.26%

* Represents holdings of less than 1% of our outstanding common stock

(1)	Reflects sole voting and investment power, except as indicated below. Includes shares of common stock that each of the following persons had the right to acquire on October 1, 2010, or within sixty (60) days thereafter through the exercise of options and/or warrants: Midsummer Investment, Ltd. (332,256), Dr. Mazzo (183,750), Mr. Hopper (70,000), Mr. Rogers (148,750), Mr. Savas (70,000), Dr. Ashton (237,500), Ms. Freedman (103,750) and Mr. Ross (40,000).

(2)	Of such shares, 16,781 are held by the trustee of the Dr. Ashton Children’s Irrevocable Trust as to which Dr. Ashton disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, officers and 10% beneficial owners file reports of ownership and changes in ownership of our securities with the SEC and NASDAQ. To our knowledge, all reports were timely filed during the fiscal year ended June 30, 2010.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” below with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” as it appears below be included in this proxy statement on Schedule 14A and be incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

Submitted By

Compensation Committee

David J. Mazzo

Michael Rogers

Peter G. Savas

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation program is designed to attract, retain and motivate executive officers capable of leading us to achieve our business objectives and build value for our stockholders. Accordingly, we structure our compensation program to incentivize our executive officers to further our strategic goals and to align the interests of our executive team with the interests of our stockholders. We provide a mixture of cash and equity compensation to reward short and long-term performance, incentivize our executive officers and senior management to attain short and long-term goals and retain our executive officers. Compensation takes into account Company performance and individual contribution.

The Board and its Compensation Committee are responsible for our executive compensation and seek to provide compensation that is competitive with compensation paid by comparable companies for comparable responsibilities and positions. Total compensation, base salary, total cash compensation and long-term equity incentives are generally targeted at approximately the 50th percentile range for executive officers in comparable positions at comparable companies, with the potential to be at up to approximately the 75th percentile for total cash compensation and long-term equity incentives based on outstanding performance.

The Board seeks to make compensation decisions transparent to our stockholders and executives and thereby to achieve our objectives by communicating openly with our executive officers and stockholders regarding our compensation process, pay structure and performance objectives.

Compensation Consultant

The Compensation Committee was advised with respect to fiscal 2010 executive and Board compensation by Radford, a business unit of Aon Corporation (“Radford”). The engagement and compensation of Radford was determined by the Compensation Committee. None of Radford, Aon Corporation or their affiliates provides other consulting services to the Company. The Compensation Committee has sole responsibility for the selection, hiring and removal of its compensation consultant.

Overview of Compensation Program

Employment Agreements.

Paul Ashton, our President and Chief Executive Officer, and Lori Freedman, our Vice President, Corporate Affairs and General Counsel, are employed under agreements negotiated on an arm’s-length basis in connection with the acquisition of Control Delivery Systems (CDS) by Gavin Rezos, our then Managing Director and CEO, and approved by our Board of Directors. At the time of our acquisition of CDS, Dr. Ashton and Ms. Freedman were executive officers of CDS and had change of control agreements entitling them to severance following the acquisition of CDS in the event of a reduction in compensation or a loss of title or responsibility. Our Board of Directors sought to retain Dr. Ashton and Ms. Freedman subsequent to the acquisition and to avoid paying such severance. The employment agreements with them negotiated by Mr. Rezos are substantially similar to their prior agreements with CDS and Dr. Ashton and Ms. Freedman waived their rights to severance compensation. Both of these employment agreements provide for a minimum base salary, a discretionary annual cash bonus and discretionary equity incentives.

Leonard Ross, our Vice President, Finance who became our principal financial officer in March 2009, does not have an employment agreement with the Company.

Elements of Compensation. Our compensation program provides our executive officers with the following elements of compensation:

•

Base Salary provides fixed annual compensation and is targeted in approximately the 50th percentile range for our peer group. Base salary generally represents the largest current component of annual compensation to executive officers. While the principal objective of base salary is to attract and retain highly talented executives, base salary is also used to motivate sustained individual performance in that individual performance is a factor considered by the Compensation Committee in making annual base salary adjustments, along with market and other considerations.

•

Annual Performance Bonuses are awarded by the Compensation Committee on a discretionary basis based on the Compensation Committee’s assessment of achievement of annual goals. Annual bonuses are generally targeted by the Compensation Committee to put the total cash compensation in approximately the 50th percentile range for our peer group. In the case of exceptional company and individual performance, the Compensation Committee structures the possibility of total cash compensation of up to approximately the 75th percentile for our peer group. Bonuses are generally payable in cash, although the Compensation Committee retains the flexibility to pay bonuses in other forms of compensation. Bonuses are designed to reward executives for the Company’s overall performance in a given year to encourage executives to create and protect stockholder value and focus executives on short-term bonus objectives that are expected to have a positive impact on our success.

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Long-Term Equity Incentive Compensation has historically been in the form of stock options but may also consist of restricted stock or other equity incentives awarded under plans approved by our stockholders. Annual long-term equity compensation is generally targeted at approximately the 50th percentile of our peer group with the potential to be at up to approximately the 75th percentile based on outstanding performance. The metric that we use to compare our option grants against option grants for comparable positions at comparable companies is a blend of the Black-Scholes valuation of options granted, the number of options granted and the annual grant as a percentage of total shares outstanding. Other factors that may affect our long-term equity compensation grants include the amount and monetary value of current options outstanding, the number of option grants made in prior years, Company and individual performance, and competitive and other factors. Our long-term equity compensation awards are designed and structured to align our executive officers’ long-term interests with those of our stockholders. Because options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value as value is created for stockholders. Options generally vest over time and have historically been granted at annual intervals, thereby serving as an important retention device. To the extent that performance-based awards have been used, the performance condition has been related to a future milestone, such as FDA approval of a product candidate, and vesting of the option occurs on a set date after the performance condition has been satisfied. Typically ten-year grants, our options provide incentives for sustained long-term performance.

•

Insurance and retirement benefits consist of health, dental, life and disability insurance and a 401(k) retirement match, and are provided to all employees. Executives have no benefits that are not available to other employees.

In determining target total compensation, base salary, target and maximum bonus potential and equity incentives, our Compensation Committee takes into account individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all of our employees, the compensation of each executive relative to that of other executives and any special considerations such as recruitment, promotions, organizational changes and transitional roles, the Company’s headcount, market capitalization and stage of business development. The availability of insurance and retirement benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for our Compensation Committee’s determination of total compensation of executive officers for any year, since these benefits are offered to all of our employees. We do not provide perquisites to our executives.

Compensation Benchmarking

In June 2009, Radford advised the Compensation Committee with respect to fiscal year 2010 executive compensation based on an updating of the comprehensive benchmarking study of compensation levels and practices, including base salaries, total cash compensation and equity compensation, relative to peer companies in the biotechnology industries prepared for the Compensation Committee in connection with fiscal year 2009 compensation. Radford’s fiscal year 2009 benchmarking study utilized peer data from industry surveys and a group of 15 individual peer companies. The study utilized 2007 Radford Global Life Sciences Executive Survey and the 2007 Radford Global Life Sciences Benchmark Survey and targeted public companies with less than 100 employees that were primarily focused on research and development (Phase II and Phase III), and cash compensation data reported in these surveys was increased by 4.5% by Radford to reflect industry trends at the time. The 15 peer group companies used were biotechnology, pharmaceutical and drug delivery companies with then similar market capitalization, revenues and number of employees and products in similar stages of development recommended by Radford and approved by the Compensation Committee: Achillion Pharmaceuticals, Inc., Acusphere, Inc., Alseres Pharmaceuticals, Inc., A.P. Pharma, Inc., AVANIR Pharmaceuticals, Cleveland BioLabs, Inc., CytRx Corporation, EntreMed, Inc., Genaera Corporation, Hana Biosciences, Inc., Inhibitex, Inc., Introgen Therapeutics, Inc., Optimer Pharmaceuticals, Inc., OXiGENE, Inc. and Titan Pharmaceuticals, Inc. In June 2009, Radford updated equity compensation data in the fiscal 2009 study to reflect changes in market conditions and the Company’s stock price.

Fiscal Year 2010 Executive Compensation

Compensation for our executive officers with respect to fiscal year 2010 was as follows:

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Fiscal 2010 Base Salary and Bonus Target. In June 2009, our Compensation Committee in light of economic conditions did not recommend any base salary merit increases for fiscal year 2010 for Dr. Ashton or Ms. Freedman. The Board set fiscal year 2010 target bonus percentages at 50% for Dr. Ashton and 30% for Ms. Freedman, such that each of their target total cash compensation for fiscal year 2010 remained in line with the 50th percentile range for executives in the peer group. Based on Mr. Ross’ increased responsibilities as principal financial officer and Dr. Ashton’s recommendation, the Board increased Mr. Ross’ fiscal year 2010 base salary to $189,000 and set his target bonus percentage at 25%.

•

Fiscal 2010 Annual Performance Bonus. The Board established performance goals and weightings for fiscal year 2010 based on recommendations of the Compensation Committee to assist the Compensation Committee in determining the amount of the discretionary annual bonuses. The CEO, with input from the other executive officers, proposed Company goals and a weighting for each goal, which were reviewed, modified and approved by the Compensation Committee. Company goals for fiscal 2010 were selected and designed to promote the creation and protection of value for stockholders and to motivate high performance at the Company level. The Company fiscal 2010 goals were set with a reasonable level of difficulty that required that our executive officers perform at a high level in order to meet the goals, and the likelihood of attaining these goals was not assured. The fiscal year 2010 performance goals were as follows:

Corporate Goal Category	Percent of Total Bonus Allocation Relating to Corporate Goals	Minimum (80%)	Target (100%)	Exceeds (120%)
Product Development	40%	Certain advancements to pre-clinical programs	Hit minimum and certain clinical advancements	Hit minimum and target and certain additional clinical advancements
Iluvien™ Support	20%	Support on time	Support completed by year end	Support completed prior to year end
Finance	15%	Hit operating budget within 90%	Hit operating budget within 90% and achieve certain months of projected runway	Hit operating budget within 90% and achieve certain greater months of projected runway
Corporate Development	25%	Two funded evaluation agreements	Minimum plus one license deal	Target plus another evaluation agreement of license deal

At the end of the fiscal year 2010, the CEO discussed with the Compensation Committee his assessment of the extent to which goals were met and made a recommendation with respect to bonuses. The Compensation Committee reviewed the recommendations of the CEO. On July 22, 2010, the Compensation Committee determined that fiscal year 2010 bonuses should be paid at 85% of target for Dr. Ashton, Ms. Freedman and Mr. Ross. The Compensation Committee determined that the Company met the exceeds financial goal and the target Iluvien support goal. Based on the progress of the Company’s pre-clinical programs and progress in corporate development efforts, the Compensation Committee awarded the minimum product development goal and 50% of the target corporate development goal. The Compensation Committee awarded an additional 2.5% of target bonus for the advancement of the BioSilicon™ technology platform.

•

Long-Term Equity Incentive Compensation Granted for Fiscal 2010. In June 2009, our Compensation Committee awarded an option to purchase 95,000 shares to Ms. Freedman, an option to purchase 50,000 shares to Mr. Ross, and subject to stockholder approval which was subsequently granted, an option to purchase 315,000 shares to Dr. Ashton. Dr. Ashton and Ms. Freedman agreed to amend the terms of their employment contracts with respect to these options such that on a termination of their employment without cause by the Company or upon their resignation from the Company for good cause, any unvested portion of these stock options that would have vested as of the first anniversary of the cessation of his or her employment would vest immediately prior to such cessation of employment and the remaining unvested portion of the stock option would be forfeited. These grants were at the 75th percentile range of the Updated FY 2009 Market Composite for comparable positions. In making these grants, our Compensation Committee determined that these grants were appropriate to reward the performance of our executive officers in fiscal year 2009, to provide retention and incentives in that the value of all outstanding options held by our executive officers were below then current market value and to bring the equity participation of our executive officers, based on the peer group and survey information, to approximately the 50th percentile on an aggregate potential ownership basis (as a percentage of total common shares outstanding).

Termination-Based Compensation

Pursuant to our agreements with Dr. Ashton and Ms. Freedman, we have agreed to make severance payments in certain circumstances described under “Potential Payments Upon Termination or Change In Control.” We provided these agreements because we believe that it is important to define the relative obligations of pSivida and these named executive officers, including obtaining protection against competition and solicitation, and that severance protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. We do not have any agreement with Mr. Ross providing for severance payments in the event of termination of his employment but he would be entitled to acceleration of his options in the event that his employment were terminated within 12 months of a change of control.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and our other executive officers. We generally structure the value of our cash and stock compensation to fall below this limit, and our stock options to comply with exemptions in Section 162(m), so that the compensation remains tax deductible to us. However, our Board or Compensation Committee may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and approves, or as appropriate recommends to the Board, any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to retain, terminate and determine the fees and terms of engagement of compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

The executive officers had limited involvement in determining or recommending the amount or form of executive compensation in fiscal year 2010 as described above. No executive may be involved in, or present during, deliberations or voting on his or her own compensation.

Compensation consultant Radford was engaged directly by the Compensation Committee. Under the terms of its engagement, Radford advised the Compensation Committee regarding compensation design for fiscal year 2010 and long-term incentive design and strategies. Radford did not perform any services for us other than work for the Compensation Committee.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in pSivida of our principal executive officer, our principal financial officer and our other executive officer (the “Named Executive Officers”).

Summary Compensation

The following table and footnotes provide additional information concerning the compensation of the Named Executive Officers for the fiscal years ended June 30, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards(1)		All Other Compensation(2)	Total
Paul Ashton	2010	$330,000	$140,250		$—		$989,816		$12,694	$1,472,760
President and Chief Executive Officer	2009	330,000	55,000	(3)	110,000	(3)	240,396		12,694	748,090
	2008	300,000	150,000		—		30,544	(4)	10,559	491,103

Lori Freedman	2010	286,125	72,962		—		—	(5)	12,694	371,781
Vice President for Corporate Affairs, General Counsel and Company Secretary	2009	286,125	28,613	(3)	57,225	(3)	361,472	(5)	12,285	745,720
	2008	272,497	81,749		—		49,583	(4)	11,934	415,763

Leonard S. Ross(6)	2010	189,000	40,163		—		—	(5)	11,797	240,960
Vice President, Finance	2009	157,985	39,375		—		152,345	(5)	9,126	358,831

(1)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the respective fiscal year, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. For purposes of this calculation, we have disregarded any estimate of forfeitures related to service-based vesting conditions. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized by the executive. Assumptions used in the calculation of these amounts are included in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2010.

(2)	Consists of 401(k) contributions and group term life insurance premiums, as detailed below:

Name and Principal Position	Year	Company Paid Amounts for Life Insurance	Company Contributions to 401(k) Plan	Total
Paul Ashton	2010	$444	$12,250	$12,694
President and Chief Executive Officer	2009	444	12,250	12,694
	2008	684	9,875	10,559

Lori Freedman	2010	444	12,250	12,694
Vice President for Corporate Affairs, General Counsel and Company Secretary	2009	444	11,841	12,285
	2008	684	11,250	11,934

Leonard S. Ross	2010	420	11,377	11,797
Vice President, Finance	2009	351	8,775	9,126

(3)	Dr. Ashton’s and Ms. Freedman’s bonuses for fiscal year 2009 were paid one-third in cash and two-thirds in stock. As a result, Ms. Freedman received 31,616 shares of pSivida common stock, which is equal to $57,225 divided by the closing market price of pSivida common stock on June 25, 2009, the date of grant. The stock portion of Dr. Ashton’s bonus was approved at the annual stockholders meeting on November 19, 2009 and, as a result, Dr. Ashton received 27,431 shares of pSivida common stock, which is equal to $110,000 divided by the closing market price of pSivida common stock on November 19, 2009, the date of grant.

(4)	Option awards issued pursuant to the Employee Share Option Plan were converted from Australian to U.S. dollars using the exchange rate on the date of grant.

(5)

Ms. Freedman was granted an option to purchase 95,000 shares (grant date fair value of $135,168) for her fiscal year 2010 equity incentive compensation. Mr. Ross was granted an option to purchase 50,000 shares

(grant date fair value of $71,142) for his fiscal year 2010 equity incentive compensation. However, because these option grants occurred on June 25, 2009 (the final week of fiscal year 2009), these option grants are reported as “2009” rather than “2010” compensation in the above table.

(6)	Mr. Ross was promoted to Vice President, Finance on November 19, 2009. Mr. Ross became principal financial officer on March 21, 2009. Prior to that date, he was not an executive officer.

During fiscal years 2010, 2009 and 2008, Dr. Ashton and Ms. Freedman were employed under employment agreements with the Company, pursuant to which Dr. Ashton and Ms. Freedman received the annual base salaries indicated in the above table. Mr. Ross does not have a written employment agreement with the Company. The employment agreements of Dr. Ashton and Ms. Freedman also provided for discretionary bonuses, stock option grants, life insurance and matching 401(k) contributions and for participation in our medical, dental and disability insurance plans. Mr. Ross was also eligible to receive each of these forms of compensation.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to the Named Executive Officers during the fiscal year ended June 30, 2010.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options(1)	Exercise Price(2)	Grant Date Fair Value of Stock and Option Awards(3)
Paul Ashton	11/19/09	—	315,000	$4.01	$989,816
President and Chief Executive Officer

Lori Freedman(4)	—	—	—	—	—
Vice President for Corporate Affairs, General Counsel and Company Secretary

Leonard S. Ross(4)	—	—	—	—	—
Vice President, Finance

(1)	The option award granted to Dr. Ashton vests in four equal annual installments, commencing on the first anniversary of the date of grant.

(2)	The exercise price reflects the closing market price of our common stock on the date of grant.

(3)	The grant date fair value of option grants is calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model.

(4)	Ms. Freedman was granted an option to purchase 95,000 shares (with an exercise price of $1.81 and a grant date fair value of $135,168) for her fiscal year 2010 equity incentive compensation. Mr. Ross was granted an option to purchase 50,000 shares (with an exercise price of $1.81 and a grant date fair value of $71,142) for his fiscal year 2010 equity incentive compensation. However, because these option grants occurred on June 25, 2009 (the final week of fiscal year 2009), these option grants are not reported as fiscal year 2010 compensation for purposes of the above table.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for the Named Executive Officers as of June 30, 2010:

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price		Option Expiration Date
Name	Exercisable(1)	Unexercisable(1)(2)	Unearned(1)(3)
Paul Ashton	6,250	—	6,250	$31.5266	(4)	09/30/10	(5)
President and Chief Executive Officer	12,500	6,250	—	4.7119	(4)	09/30/12
	70,000	210,000	—	1.1300		11/18/18
	—	315,000	—	4.0100		11/19/19

Lori Freedman	2,969	—	2,969	31.5266	(4)	09/30/10	(5)
Vice President for Corporate Affairs,	6,250	—	—	11.1371	(4)	09/30/11
General Counsel and Company Secretary	12,500	6,250	—	4.7119	(4)	09/30/12
	25,000	75,000	—	2.9000		09/04/18
	2,500	7,500	—	2.7700		09/10/18
	23,750	71,250	—	1.8100		06/25/19

Leonard S. Ross	7,500	—	—	11.1371	(4)	09/30/11
Vice President, Finance	10,000	30,000	—	2.8500		09/11/18
	12,500	37,500	—	1.8100		06/25/19

(1)	The option numbers represent options to acquire shares of common stock or, if the option is denominated in A$, CDIs. Each CDI represents one share of common stock.

(2)	The 6,250 unexercisable options held by Dr. Ashton vest on October 18, 2010. The 210,000 unexercisable options held by Dr. Ashton vest in three equal annual installments commencing November 18, 2010. The 315,000 unexercisable options held by Dr. Ashton vest in four equal annual installments commencing November 19, 2010. The 6,250 unexercisable options held by Ms. Freedman vest on October 18, 2010. The 75,000, 7,500 and 71,250 unexercisable options held by Ms. Freedman vest in three equal annual installments commencing September 4, 2010, September 10, 2010 and June 25, 2011, respectively. The 30,000 and 37,500 unexercisable options held by Mr. Ross vest in three equal annual installments commencing September 10, 2010 and June 25, 2011, respectively.

(3)	The vesting date for the 6,250 options held by Dr. Ashton and the 2,969 options held by Ms. Freedman was originally scheduled for December 30, 2007. However, the options did not vest on that date, because the options’ vesting was and remains subject to performance conditions that have not yet been defined.

(4)	The exercise price of options denominated in A$ was converted to U.S. dollars using the exchange rate at June 30, 2010 (A$1.00 = $0.8567).

(5)	These options expired on September 30, 2010 without having been exercised.

Option Exercises and Stock Vested

None of the Named Executive Officers exercised any options during fiscal year 2010.

Pension Benefits

We do not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Dr. Ashton and Ms. Freedman have contracts with us that provide for potential payments in connection with termination by us without cause or resignation for good cause. If the severance provisions in these contracts had been triggered on June 30, 2010, Dr. Ashton and Ms. Freedman would have been entitled to payments in the following amounts:

Triggering Event / Payment	Paul Ashton(1)(2)(3)	Lori Freedman(2)(3)	Leonard S. Ross(4)
Termination without Cause / Constructive Termination
Salary	$330,000	$286,125	$—
Bonus	165,000	171,676	—
Medical / Life / Disability Insurance	1,569	23,826	—
Acceleration of Unvested Option Awards	173,600	62,600	—

Total	$670,169	$544,227	$—

Change in Control followed by Termination
Salary	$330,000	$286,125	$—
Bonus	165,000	171,676	—
Medical / Life / Disability Insurance	1,569	23,826	—
Acceleration of Unvested Option Awards	520,800	187,800	90,300

Total	$1,017,369	$669,427	$90,300

(1)	The above table does not take into account up to $800,000 that Dr. Ashton could receive if we exercised our right under our non-competition agreement with Dr. Ashton to require him not to compete with us for a period of up to 24 months. Any severance or other payments owed to Dr. Ashton in connection with the termination of his employment as described in his non-competition agreement would result in a dollar-for-dollar reduction in the amount paid to Dr. Ashton under this non-competition agreement.

(2)	The above table assumes lump sum payments for one year of medical, dental, life and disability insurance premiums for Ms. Freedman and of dental, life and disability insurance premiums for Dr. Ashton, and does not take into account potential increases in insurance premiums. The table also assumes that Dr. Ashton and Ms. Freedman would elect their current coverage under our employee benefit plans and would not obtain coverage from another employer. For purposes of quantifying medical, dental, life and disability insurance benefits, we have used the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	The above table values the acceleration of unvested in-the-money option awards using the spread between (i) the relevant option exercise price and (ii) the closing price of our common stock on NASDAQ on June 30, 2010, which was $3.61.

(4)	Mr. Ross’ employee stock options, consistent with the standard agreements for options granted to current employees, will vest and become exercisable for a maximum of three months upon a termination without cause within twelve months following a change in control. We do not have any other contractual obligation to make any severance or change in control payments to Mr. Ross.

The severance arrangements of each of the Named Executive Officers as of June 30, 2010 are further described in the following paragraphs.

Paul Ashton

Termination of Dr. Ashton’s employment by us without cause, or by Dr. Ashton with good cause, would require us to pay severance to Dr. Ashton. Dr. Ashton would be entitled to a lump sum payment equal to 100% of his current annual salary plus the pro rata portion of his bonus for the year of such termination, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas had been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus payable would be reduced by any bonus payments relating to services performed in the year in which termination occurred (1) that already had been paid or were payable as of the date of termination or (2) that were not earned because of the failure to achieve targets or formulas that were no longer able to be achieved. The bonus payable also would exclude any bonus paid or payable in the year in which termination occurred with respect to services rendered in a prior year. We also would be required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year if he elected coverage. Additionally, all options held by Dr. Ashton (except the options granted in fiscal years 2009 and 2010 under the 2008 Incentive Plan and those currently proposed to be granted subject to stockholder approval (Dr. Ashton’s Incentive Plan Options)) would vest and become exercisable upon such termination, and would remain exercisable for a period of six months thereafter (except that incentive stock options (ISOs) would be exercisable for only three months thereafter). With respect to Dr. Ashton’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Dr. Ashton with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable for three months thereafter. Upon any such termination within 24 months of a change in control, any unvested portion of Dr. Ashton’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable for a period of one year thereafter. Termination by us for cause, or by Dr. Ashton without good cause, would not require us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by us for cause, or by Dr. Ashton without good cause, Dr. Ashton would be required not to engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. No additional consideration is required to be paid by us for this period. We could at our option extend this period for an additional twelve months, in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve-month period.

Under Dr. Ashton’s non-competition agreement, following a termination by us without cause, or by Dr. Ashton for good cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination. In exchange, we would pay Dr. Ashton an amount equal to 1/24th of $800,000 for each month in the period specified. Any amounts received by Dr. Ashton pursuant to his severance arrangement with us would reduce the amount that we were required to pay under his non-competition agreement on a dollar-for-dollar basis.

Lori Freedman

Termination of Ms. Freedman’s employment by us without cause, or by Ms. Freedman with good cause, would require us to pay severance to Ms. Freedman. Ms. Freedman would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the prior year’s bonus and (3) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment may be made either in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits to Ms. Freedman for a period of one year if she so elected. Additionally, all options held by Ms. Freedman (except the options granted during fiscal years 2009 and 2011 under the 2008 Incentive Plan (Ms. Freedman’s Incentive Plan Options)) would vest and become exercisable upon termination, and would remain exercisable for a period of one year following the date of termination (except that ISOs would be exercisable for only three months thereafter), and all restricted stock would vest and no longer be subject to forfeiture. With respect to Ms. Freedman’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Freedman with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable for three months thereafter. Upon any such termination within 24 months of a change in control, any unvested portion of Ms. Freedman’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable for a period of one year thereafter. Termination by us for cause or by Ms. Freedman without good cause would not require us to pay any severance to Ms. Freedman.

Leonard S. Ross

If Mr. Ross is terminated without cause within twelve months of a change in control, then each of Mr. Ross’ employee stock options will vest and become immediately exercisable until the earlier of (i) three months following the date of cessation of his employment and (ii) the applicable option expiration date. Any performance or other vesting conditions with respect to such options are deemed to have been satisfied immediately prior to the termination of employment.

We do not have any other contractual obligation to make any severance or change in control payments to Mr. Ross.

Director Compensation

For fiscal year 2010, our non-executive directors were entitled to receive the following compensation:

•	annual retainer fee of $55,000 for the Board chair and $35,000 for each other Board member;

•	annual retainer fee of $15,000 for the chair and $5,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $10,000 for the chair and $4,000 for each other member of the Compensation Committee;

•	annual retainer fee of $7,500 for the chair and $2,000 for each other member of the Governance and Nominating Committee;

•	$6,000 per each month for each member of the Strategy Committee for the six month period July 2009 through December 2009;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter; and

•	options to purchase 45,000 shares in the case of Dr. Mazzo and 30,000 shares in the case of each of Mr. Rogers, Mr. Hopper and Mr. Savas.

Dr. Ashton received no additional compensation for serving as a director or committee member.

Our non-executive directors are entitled to receive the following compensation for fiscal year 2011:

•	annual retainer fee of $60,000 for the Board chair and $40,000 for each other Board member;

•	annual retainer fee of $15,000 for the chair and $5,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $10,000 for the chair and $4,000 for each other member of the Compensation Committee;

•	annual retainer fee of $7,500 for the chair and $2,000 for each other member of the Governance and Nominating Committee;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter; and

•	subject to stockholder approval at the 2010 Annual Meeting, options to purchase 45,000 shares in the case of Dr. Mazzo and 30,000 shares in the case of each of Mr. Rogers, Mr. Hopper and Mr. Savas.

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2010:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation	Total
David J. Mazzo	$65,000	$135,605	$—	$200,605
Paul A. Hopper	83,500	90,404	—	173,904
Michael Rogers	56,000	90,404	—	146,404
Peter G. Savas	84,000	90,404	—	174,404

(1)	Amounts reflect the grant date fair values of option awards as determined in accordance with FASB ASC Topic 718 and with a Black-Scholes valuation model. The underlying valuation assumptions for equity awards are further disclosed in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2010.

(2)	The following table shows the number of outstanding shares underlying option awards for our non-executive directors as of June 30, 2010.

Name	Outstanding Option Awards
David J. Mazzo	188,750
Paul A. Hopper	90,000
Michael Rogers	153,750
Peter G. Savas	90,000

PROPOSAL 2: APPROVAL OF OPTION GRANTS TO CEO

The Compensation Committee provides annual equity incentives to our executive officers as part of their annual compensation. The Compensation Committee granted Dr. Ashton options to purchase 220,660 shares of common stock under the Incentive Plan on the terms detailed below, subject to stockholder approval. Because Dr. Ashton is a director, ASX Listing Rules require stockholder approval of his option grants. For a discussion of the analysis undertaken in making this award, see “Compensation Discussion and Analysis” above.

The Company has made the option grants subject to stockholder approval. The option grants to Dr. Ashton will not have any effect upon the rights of existing security holders, excepting a potential reduction of their percentage ownership in pSivida by approximately 1.2%.

The Board recommends that you vote FOR proposal 2, the approval of the option grants to Dr. Ashton.

Material Terms of the Proposed Grants

Dr. Ashton’s options have an exercise price of $3.45 per share, equal to the closing price on NASDAQ of a share of our common stock on July 22, 2010, the date of grant. Options to purchase 87,380 shares vest and become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant. Options to purchase 133,280 shares vest and become exercisable as follows: (i) If FDA approval of the New Drug Application for Iluvien™ (“FDA Approval”) occurs on or before January 31, 2011, then options to purchase all 133,280 vest and become exercisable on July 22, 2012; (ii) if FDA Approval occurs after January 31, 2011 and prior to June 30, 2011, then options to purchase that number of shares equal to the product of 298.36 multiplied by that number of days commencing on February 1, 2011 and ending on (and including) the day prior to FDA Approval, rounded down to the nearest share (“Tranche One Forfeited Shares”) are forfeited, and options to purchase that number of shares equal to the difference between (A) 133,280 minus (B) Tranche One Forfeited Shares vest and become exercisable on July 22, 2012; (iii) if FDA Approval occurs on June 30, 2011, then options to purchase 44,455 shares are forfeited and options to purchase 88,825 shares vest and become exercisable on July 22, 2012; (iv) if FDA Approval occurs after June 30, 2011 but before December 31, 2011, then options to purchase that number of shares equal to the sum of (A) 44,455 plus (B) that number equal to the product of 242.46 multiplied by that number of days commencing July 1, 2011 and ending on (and including) the day prior to FDA Approval, rounded down to the nearest share (“Tranche Two Forfeited Shares”) are forfeited; and options to purchase shares equal to the difference between (A) 88,825 minus (B) Tranche Two Forfeited Shares vest and become exercisable on July 22, 2012; (v) if FDA Approval occurs on December 31, 2011, then options to purchase 88,825 shares are forfeited and options to purchase 44,455 shares vest and become exercisable on July 22, 2012; and (vi) if FDA Approval does not occur on or prior to December 31, 2011, then options to purchase 133,280 shares are forfeited on January 1, 2012. These options expire on the tenth anniversary of the date of grant.

If Dr. Ashton’s employment were terminated by reason of an involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the options granted to him that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination. If Dr. Ashton’s employment were terminated within 24 months after a change of control by reason of an involuntary termination without cause or a voluntary termination for good cause, the options granted to him automatically would vest and remain exercisable for one year. The options are otherwise subject to the terms of the Incentive Plan.

The proposed grants are being issued for no cash consideration and there are no loans being made in relation to the proposed grants.

PROPOSAL 3: APPROVAL OF OPTION GRANTS TO NON-EXECUTIVE DIRECTORS

The Compensation Committee has granted, subject to stockholder approval, options to our four non-executive directors under the Incentive Plan in the amount of 30,000 shares of common stock for each of Paul A. Hopper, Michael Rogers and Peter G. Savas and 45,000 shares for David J. Mazzo, the chairman of our Board.

The Compensation Committee has determined that option grants of 30,000 shares to each of Mr. Hopper, Mr. Rogers and Mr. Savas are appropriate to retain high-quality directors, and are consistent with competitive director equity compensation in peer companies. The Compensation Committee further has determined that the larger option grant of 45,000 shares to Dr. Mazzo is appropriate to reflect his additional contribution and time commitment as chairman of the Board. In determining each of these option grants, the Compensation Committee sought the advice of compensation consulting firm Radford Surveys + Consulting and considered peer group and survey information. Option grants to directors require stockholder approval under ASX Listing Rules.

The Company has made these option grants subject to stockholder approval. The option grants will not have any effect upon the rights of existing security holders, excepting a potential aggregate reduction of their percentage ownership in pSivida by less than 1%.

The option grants are independent of one another, and each proposal will be voted on separately as follows:

•	Proposal 3.1 – grant of options to Paul A. Hopper

•	Proposal 3.2 – grant of options to Michael Rogers

•	Proposal 3.3 – grant of options to Peter G. Savas

•	Proposal 3.4 – grant of options to David J. Mazzo

The Board recommends that you vote FOR proposal 3, the grant of options to each of Mr. Hopper, Mr. Rogers, Mr. Savas and Dr. Mazzo.

Material Terms of the Option Grants

The options have an exercise price of $3.45 per share, equal to the closing price on NASDAQ of a share of our common stock on the date of grant. The options vest and become exercisable on July 22, 2011, the first anniversary of the date of grant, and expire on the tenth anniversary of the date of grant. If a director’s Board service were terminated after a change of control, the option granted to that director automatically vests and remains exercisable for one year. The options are otherwise subject to the terms of the Incentive Plan and the federal income tax consequences.

The proposed grants are being issued for no cash consideration. There are no loans being made in relation to the proposed grants, and no directors or associates of directors have received securities under the pSivida Corp. 2008 Incentive Plan since the last approval.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte & Touche LLP (Deloitte) to serve as our independent registered public accounting firm and to audit our financial statements and, if applicable, our internal control over financial reporting for fiscal year 2011. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different independent registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal year 2010. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends that you vote FOR ratification of Deloitte’s appointment as the independent registered public accounting firm.

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to the fiscal years ended June 30, 2010 and 2009:

	Year Ended June 30,
	2010	2009
	(In thousands)
Audit fees	$409	$365
Audit-related fees(1)	34	—
Tax fees(2)	74	105
All other fees(3)	2	2

	$519	$472

(1)	These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees”. These services consisted primarily of attestation services as required for consents to registration statement filings with the Securities and Exchange Commission.

(2)	Tax fees paid to Deloitte for fiscal years 2010 and 2009 related to the preparation of various corporate tax returns as well as tax advice.

(3)	All other fees related to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to pSivida. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal years 2010 and 2009.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2011 Annual Meeting and wishes the proposal to be included in the proxy materials for that meeting, we must receive a written copy of the proposal by no later than [June 27, 2011.]

If a stockholder intends to present a proposal at the 2011 Annual Meeting but does not wish the proposal to be included in the proxy materials for that meeting, we must receive notice of the proposal by no later than [September 10, 2011.]

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

ADDITIONAL INFORMATION

Voting Requirements and Proxies

Nominees receiving a plurality of votes properly cast at the meeting will be elected directors. All other proposals require approval of a majority of votes properly cast.

If you vote by Internet, telephone or mail, the person whom you have named proxy will vote your shares in accordance with your instructions. If you vote by Internet, telephone or mail without providing instructions as to how your vote should be cast, the person whom you have named as proxy will vote in favor of each of the proposals contained in this proxy statement. However, if your shares are held by a broker or nominee and you do not instruct the broker or nominee, it will not vote with respect to the election of directors (proposals 1.1, 1.2, 1.3, 1.4 and 1.5), approval of annual option grants to CEO (proposal 2) or approval of option grants to the non-executive directors (proposals 3.1, 3.2, 3.3 and 3.4). If you abstain or withhold your authority with respect to a proposal, or you do not instruct your broker or nominee with respect to any of these proposals (other than proposal 4, ratification of independent registered public accounting firm), your shares will be counted as in attendance at the meeting for purposes of a quorum. If any other matters are properly presented for voting at the Annual Meeting, the person whom you have named as proxy will have discretionary authority to vote in accordance with his or her own judgment, including the authority to vote to adjourn the meeting. The person named as proxy will be able to vote your shares as described above at postponed or adjourned meetings.

Voting Exclusion Statement

We will disregard any votes cast on proposals 2, 3.1, 3.2, 3.3 and 3.4 by any of the directors and any of their associates. We will not disregard a vote, however, if it is cast (1) by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or (2) by the person chairing the Annual Meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Other Business

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. We have engaged Georgeson Inc. to assist in soliciting proxies by personal interview, mail, telephone, facsimile or other electronic means of communication for a fee of [$ ], plus expenses. In addition, our directors, officers and employees may solicit proxies in like manner. These persons will not receive any additional or special compensation for their solicitation services.

DIRECTIONS TO ANNUAL MEETING

From the East

Take I-95 North to Exit 27A (Totten Pond Road). Go over the bridge to the first set of lights. Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the West

Take I-90/Massachusetts Turnpike to Route 95 North. Take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the North (Boston Logan International Airport)

Follow the signs to the Ted Williams Tunnel then to I- 90 West. Continue to I-95/Route 128 North and take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the South

Take Route 84 East to I-90/Massachusetts Turnpike. Continue to I-95/Route 128 North and take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

Parking

Both self parking and valet parking are available at the hotel.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 1:00 a.m., Eastern Time, on December 9, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PSDV • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 – 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - David J. Mazzo	☐	☐	02 - Paul Ashton	☐	☐	03 - Paul A. Hopper	☐	☐

	04 - Michael Rogers	☐	☐	05 - Peter G. Savas	☐	☐

		For	Against	Abstain
2.	Approval of stock option grants to CEO Paul Ashton.	☐	☐	☐

3.	Approval of stock option grant to the following non-executive directors:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Paul A. Hopper	☐	☐	☐	02 - Michael Rogers	☐	☐	☐	03 - Peter G. Savas	☐	☐	☐

	04 - David J. Mazzo	☐	☐	☐

		For	Against	Abstain

4.	Ratification of the appointment of Deloitte & Touche LLP.	☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 9, 2010: The proxy statement and the Annual Report for our fiscal year ended June 30, 2010 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2010 Annual Meeting Admission Ticket

2010 Annual Meeting of

pSivida Corp. Stockholders

Thursday, December 9, 2010, 9 a.m. (EST)

Waltham Westin Hotel,

Lincoln Room,

70 Third Avenue, Waltham, Massachusetts 02451

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

You may obtain directions to the Annual Meeting

by calling our office at (617) 972-6235 or

e-mailing our office at afandel@psivida.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 9, 2010: The proxy statement and the Annual Report for our fiscal year ended June 30, 2010 are available at www.edocumentview.com/PSDV.

Proxy — pSivida Corp.	+

Notice of 2010 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — December 9, 2010

The undersigned hereby appoints David J. Mazzo and Lori Freedman, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on Thursday, December 9, 2010 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, each of the Proxies will have authority to vote FOR the election of all nominees and FOR Proposals 2, 3.1, 3.2, 3.3, 3.4 and 4.

In his or her discretion, each of the Proxies is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+